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                                                                   EXHIBIT 23.3


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Form S-8 of our report dated April 4, 1997 (except with respect to the matter discussed in Notes 1, 3(a), 4(d), 5 and 9, as to which the date is May 24, 1997) on the financial statements of SmarTel Communications, Inc. and subsidiaries (the Company) as of December 31, 1995 and 1996 and for the three years in the period ended December 31, 1996. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1996 or performed any audit procedures subsequent to the date of our report.



/s/  Arthur Andersen LLP

Boston, Massachusetts
September 22, 1997